Exhibit 99.9

CONSENT OF MURRAY, DEVINE & CO., INC.

August 26, 2020

The Board of Directors of Secured Natural Resources LLC

6720 Via Austi Parkway, Suite 450

Las Vegas, NV 89119

We hereby consent to the inclusion of our opinion letter, dated July 14, 2020, to the Board of Directors of Secure Natural Resources LLC (“SNR”), as an Annex to, and reference to such opinion letter under the headings “Summary–Opinion of SNR’s Financial Advisor”, “The Business Combination–Background of the Business Combination”, “The Business Combination–Recommendation of the SNR Board and Reasons for the Business Combination”, “The Business Combination–Opinion of SNR’s Financial Advisor” and “The Business Combination–Certain Companies Projected Financial Information” in, the proxy statement/consent solicitation/prospectus relating to the proposed transaction involving Fortress Value Acquisition Corp. (“FVAC”), MP Mine Operations LLC and SNR, which proxy statement/consent solicitation/prospectus forms a part of the registration statement on Form S-4 of FVAC (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Murray, Devine & Co., Inc.
MURRAY, DEVINE & CO., INC.